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                                                                     Exhibit 8.1


February 27, 2002



Board of Directors
The J.M. Smucker Company
Strawberry Lane
Orrville, Ohio 44667-0280


Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Agreement and Plan of Merger by and among The Procter & Gamble Company, The Procter & Gamble Ohio Brands Company, and The J.M. Smucker Company, dated October 9, 2001 (the "Agreement") and amended November 30, 2001. Pursuant to the Agreement, The Procter & Gamble Ohio Brands Company ("P&G Ohio") will merge with and into The J.M. Smucker Company ("JMS") and JMS will be the surviving corporation (the "Merger").

Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Documents as defined below. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

In rendering this tax opinion, Ernst & Young LLP ("E&Y") has relied upon the following documents (collectively, the "Documents"):

         (1) The Statement of Facts and Representations provided by the management of JMS, dated January 25, 2002 and the Statement of Facts and Representations provided by the management of the Proctor & Gamble Company, dated February 6, 2002, (collectively the "Statement of Facts and Representations");

         (2) The Agreement and Plan of Merger by and among The Procter & Gamble Company, The Procter & Gamble Ohio Brands Company and The J.M. Smucker Company dated as of October 9, 2001 and amended as of November 30, 2001 (previously defined as the "Agreement");

         (3) Amendment No. 2 to Form S-4, Registration Statement Under the Securities Act of 1933 for The J.M.Smucker Company, Registration No. 333-73830, as filed with the Securities and Exchange Commission ("SEC") on February 8, 2002;



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         (4)      Contribution Agreement Among The Procter & Gamble Company, the
                  Procter & Gamble Manufacturing Company, The Procter & Gamble Ohio Brands Company and The J.M. Smucker Company dated as of October 9, 2001;

         (5) JMS Shareholders Agreement and Irrevocable Proxy dated as of October 9, 2001;

         (6) Transitional Services Agreement dated October 9, 2001 between The Procter & Gamble Company and The J.M. Smucker Company;

         (7)      JMS Form 10-K and Annual Report for the year ended April 30,
                  2001;

         (8) JMS amended Articles of Incorporation and Regulations to be filed on the Effective Date of the Merger;

         (9) Private letter ruling request submitted by The Procter & Gamble Company ("P&G") to the Internal Revenue Service ("IRS") dated November 19, 2001;


For purposes of rendering this opinion, we have assumed that the Documents provide a complete and accurate description of all the relevant facts and circumstances surrounding the Merger. E&Y has made no independent verification of any of the facts and representations set forth in the Documents and, therefore, has relied upon the completeness, correctness, and accuracy of the Documents for purposes of rendering this opinion.

In addition, we have assumed:

         (i) that all parties to the Agreement and to any other Documents will act in accordance with the terms of such Agreement and Documents;

         (ii) that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement without waiver or modification of any such terms and conditions;

         (iii) that all representations contained in the Agreement, as well as those representations contained in the Statement of Facts and Representations letters are, and at the Effective Time will be, true and complete in all material respects;



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The J.M. Smucker Company                                      February 27, 2002



         (iv) that P&G will receive a ruling from the IRS that the Merger will be analyzed separately from the distribution of the P&G Ohio stock.


                                     OPINION

Based on the Documents, the facts as summarized therein, and the applicable law, and subject to the limitations and qualifications stated herein, it is our opinion that for United States Federal income tax purposes that, with respect to the Merger:

(1)   The Merger will constitute a "reorganization" within the meaning of
      Section 368(a)(1)(A) of the Code. JMS and P&G Ohio will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

(2) No gain or loss will be recognized by JMS upon the receipt of the P&G Ohio assets in exchange for Modified JMS Stock. (Section 1032(a) of the Code).

(3) The basis of the P&G Ohio assets in the hands of JMS will be the same as the basis of those assets in the hands of P&G Ohio immediately prior to the Merger. (Section 362(b) of the Code).

(4) The holding period of the assets of P&G Ohio in the hands of JMS will include, in each instance, the period during which such assets were held by P&G Ohio. (Section 1223(2) of the Code).

(5) The acquisition of P&G Ohio's assets by JMS in the statutory merger will constitute a reverse acquisition within the meaning of Treasury Regulation
      Section 1.1502-75(d)(3). Accordingly, the JMS consolidated group shall cease to exist for tax purposes.

(6) As a result of the application of Treasury Regulation Section 1.1502-75(d)(3), P&G Ohio will succeed to and take into account those tax attributes of JMS described in Section 381(c) of the Code. These items will be taken into account by P&G Ohio subject to the conditions and limitations specified in Sections 381, 382, 383, 384 and 1502 of the Code and the Treasury Regulations thereunder.

(7) No gain or loss will be recognized to the JMS shareholders on the exchange of their JMS common stock solely for Modified JMS Stock in the Merger. (Section 354(a)(1) of the Code).



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The J.M. Smucker Company                                      February 27, 2002

(8) The basis of the Modified JMS Stock to be received by the JMS shareholders who receive solely Modified JMS Stock will be the same as the basis of JMS common stock surrendered in exchange therefor. (Section 358(a)(1) of the Code).

(9) If a JMS shareholder receives both cash and Modified JMS Stock in exchange for JMS common stock, gain, if any, will be recognized by such JMS shareholder. (Section 356(a)(1) of the Code).

(10) The basis of the Modified JMS Stock received by a JMS shareholder who receives both Modified JMS Stock and cash (other than cash for fractional shares) will be the same as the basis of the JMS common stock surrendered in exchange therefore, decreased by the amount of cash received by such shareholder and increased by the amount of any gain recognized by the shareholder on the exchange. (Section 358(a)(1) of the Code).

(11) The holding period of the Modified JMS Stock to be received by a JMS shareholder will include the period during which the JMS common stock surrendered in exchange therefore was held, provided that the JMS common stock is held as a capital asset in the hands of the JMS shareholder on the date of the exchange. (Section 1223(1) of the Code).

(12) In the event that a JMS shareholder elects to take solely cash in exchange for his or her JMS common stock (through the exercise of dissenter's rights), the cash received will be treated as having been received by such JMS shareholder as a distribution in redemption of his or her JMS common stock, subject to the conditions and limitations of Section 302 of the Code, taking into account the application of Section 318 of the Code. (Rev. Rul. 74-515, 1974-2 C.B. 118).

(13) If cash is received by a JMS shareholder as a result of a sale of a fractional share of Modified JMS Stock by the Distribution Agent, the JMS shareholder will have gain or loss measured by the difference between the amount of the cash received and the basis of the fractional share. (Section 1001 of the Code). If the JMS common stock is held by the JMS shareholder as a capital asset, the gain or loss will be capital gain or loss subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.



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SCOPE OF OPINION

The scope of this opinion is expressly limited solely to the United States Federal income tax consequences to JMS and the JMS shareholders resulting from the Merger as set forth in the section above entitled "Opinion." No opinion has been expressed as to any tax consequences to P&G Ohio or to the P&G Ohio shareholders in the Merger. In addition, no opinion has been requested, no determination has been made, nor has any opinion been expressed on any other issues including, but not limited to, any state, foreign, employee benefit, or alternative minimum tax issues, or on the application of Section 382 (or any other Code section). Further, no opinion is expressed as to: (i) the qualification of the Merger as a statutory merger under Ohio state law; and (ii) any valuation issues which may arise in connection with the Merger.

Our opinion is based upon our analysis of the Code, the Treasury Regulations, current case law, and published Internal Revenue Service authorities. The foregoing are subject to change, and such change may be retroactively effective. No assurance can be provided as to the effect of any such change upon our analysis. In addition, our analysis is based on the information contained in the Documents. Any variation or differences in the Documents may affect our analysis, perhaps in an adverse manner. This letter represents our views as to the interpretation of existing tax law and is not binding on the Internal Revenue Service or the courts. No assurance can be given that, if the matter were contested, the Internal Revenue Service or a court would agree with this analysis.

We understand that reference to Ernst & Young LLP and our tax opinion is included in the Prospectus relating to the issuance of the common stock in connection with the proposed Merger and the special meeting of the JMS shareholders with respect thereto. We consent to such reference in the Prospectus under the caption "Tax Matters." Also, we consent to the inclusion of a copy of this opinion as an exhibit to the Form S-4 Registration Statement as filed with the SEC.


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The J.M. Smucker Company                                       February 27, 2002



Except with respect to the inclusion of our opinion in the Prospectus and use as an exhibit to the Registration Statement of Form S-4 as filed with the SEC, our opinion letter is not intended to be, and should not be, distributed or relied upon by any entities or persons other than JMS or the JMS shareholders without the express written consent of Ernst & Young LLP. Specifically, our opinion is not intended to be, nor should it be construed to be, specific tax advice to any shareholder of JMS. Accordingly, each such shareholder is urged to consult with his or her own tax advisor as to the specific tax consequences to him or her of the Merger.

This opinion is valid only upon satisfaction of the foregoing assumptions.


                                                Very truly yours,


                                                /s/ Ernst & Young LLP